Exhibit 99.1

The Reader's Digest Association, Inc.
Media: William Adler, (914) 244-7585  william.adler@rd.com
Investor Relations: Richard Clark, (914) 244-5425  richard.clark@rd.com


                  THE READER'S DIGEST ASSOCIATION, INC. LOWERS
                   FINANCING COSTS BY RESTRUCTURING TERM LOANS

PLEASANTVILLE, NY, May 24, 2004 - The Reader's Digest Association, Inc. (NYSE:
RDA) today announced that it has reduced its financing costs through a series of favorable changes to its senior secured term loan facilities.

Following its successful offering of unsecured Senior Notes in March 2004, RDA paid down a major portion of its term loans to $437 million as of March 31. The reduction in total outstanding term loan debt enabled RDA to restructure its remaining term loans at significantly more favorable rates than the former arrangements. In the restructuring, the company has reintroduced bank term loans and has repriced and correspondingly reduced its existing institutional term loans. Applicable interest rates under the amended pricing grid have been reduced from the former LIBOR + 300 basis points to LIBOR + 200 basis points for both the bank and institutional term loans. The amended term loan facility now consists of roughly equal amounts of bank and institutional lenders.

"We are gratified by the lenders' favorable reaction to our continued strong cash flows, reduced leverage and diversified capital structure," said Michael S. Geltzeiler, Senior Vice President and Chief Financial Officer. "In addition to advancing our goal to pay down term loan financing as quickly as possible, these moves will result in several million dollars in interest savings over the next few years."

The Reader's Digest Association, Inc. (RDA) is a global publisher and direct marketer of products that inform, enrich, entertain and inspire people of all ages and cultures around the world. Its revenues for the fiscal year ended June 30, 2003 were $2.5 billion. Global headquarters are located at Pleasantville, New York. The company's Web site is at www.rd.com.


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This release may include "forward-looking  statements" within the meaning of the
Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual future
results  and  occurrences  to  differ   materially   from  the   forward-looking
statements. The Reader's Digest Association, Inc.'s filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q and 8-K, contain a discussion of additional factors that could affect future results and occurrences. Reader's Digest does not undertake to update any forward-looking statements.